EXECUTION VERSION

RECEIVABLES SALE AGREEMENT

dated as of September 28, 2012

among

KEYSTONE AUTOMOTIVE INDUSTRIES, INC.,
as an Originator,
GREENLEAF AUTO RECYCLERS, LLC,
as an Originator,

and
LKQ RECEIVABLES FINANCE COMPANY, LLC,
as Buyer

RECEIVABLES SALE AGREEMENT
THIS RECEIVABLES SALE AGREEMENT, dated as of September 28, 2012 is by and among Keystone Automotive Industries, Inc., a California corporation (“Keystone”), Greenleaf Auto Recyclers, LLC, a Delaware limited liability company (“Greenleaf”, together with Keystone, and each other Subsidiary of LKQ which enters into a Joinder Agreement, each individually, an “Originator” and collectively, the “Originators”), and LKQ Receivables Finance Company, LLC, a Delaware limited liability company (“Buyer”). Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.
PRELIMINARY STATEMENTS
Originators now own, and from time to time hereafter will own, Receivables. Originators wish to sell and assign to Buyer, and Buyer wishes to purchase from Originators, all of the applicable Originator’s right, title and interest in and to such Receivables, together with the Related Security and Collections with respect thereto.
Originators and Buyer intend the transactions contemplated hereby to be true sales of the Receivables from the applicable Originator to Buyer, providing Buyer with the full benefits of ownership of the Receivables, and Originators and Buyer do not intend these transactions to be, or for any purpose to be characterized as, loans from Buyer to Originators.
Following the purchase of Receivables from Originators, until the Purchase Agreement referred to below is terminated, Buyer will sell all of its right, title and interest therein and in the associated Related Security and Collections pursuant to that certain Receivables Purchase Agreement dated as of September 28, 2012 (as the same may from time to time hereafter be amended, supplemented, restated or otherwise modified, the “Purchase Agreement”) among Buyer, as Seller, LKQ Corporation (“LKQ”), as Servicer, the entities party thereto from time to time as Conduits, the entities party thereto from time to time as “Financial Institutions” (each, a “Financial Institution”), the entities party thereto from time to time as Managing Agents and The Bank of Tokyo-Mitsubishi UFJ, Ltd. or any successor agent appointed pursuant to the terms of the Purchase Agreement, as agent for the Purchasers thereunder (in such capacity, the “Administrative Agent”).
ARTICLE I
AMOUNTS AND TERMS

Section 1.1    Purchase of Receivables.
(a)    Initial Purchase. On the date hereof, the Originators shall sell to the Buyer all Receivables outstanding as of the date hereof and the Collection Accounts and Lock-Boxes listed on Exhibit III. On the date of such Purchase, the Buyer shall, upon satisfaction of the applicable conditions set forth in Article III, pay (a) the Purchase Price for the Receivables sold to it in the manner provided in Section 1.1(c), and (b) $1.00 for the Collection Accounts and Lock-Boxes listed on Exhibit III.
(b)    Subsequent Purchases. On each Business Day following the date hereof until the Sale Termination Date, each Originator shall sell to the Buyer, and the Buyer shall purchase from each Originator, upon satisfaction of the applicable conditions set forth in Article III, all Receivables originated or otherwise acquired by such Originator which have not previously been sold or contributed to the Buyer
(c)    Payment of Purchase Price. With respect to any Receivables purchased on the date hereof and coming into existence after the date hereof, the Buyer shall pay the Purchase Price therefor in the following manner:
(i)    first, by the application of any unused Purchase Price Credits owed by such Originator to the Buyer;
(ii)    second, by delivery of immediately available funds, to the extent of funds available to the Buyer from (x) its subsequent sale of the Receivables under the Purchase Agreement or (y) other cash on hand; and
(iii)    third, with the consent of the Buyer, with respect to Keystone, as an amount deemed to be netted against a contribution to the capital of the Buyer; and
(iv)    fourth, by delivery of the proceeds of a subordinated revolving loan from such Originator to Buyer (each a “Subordinated Loan”) in an amount not to exceed the Maximum Subordinated Loan Amount. Each Originator is hereby authorized by the Buyer to endorse on the schedule attached to the Subordinated Note an appropriate notation evidencing the date and amount of each advance thereunder, as well as the date of each payment with respect thereto, provided that the failure to make such notation shall not affect any obligation of the Buyer thereunder.
Although the Purchase Price for each Receivable coming into existence after the date hereof shall be due and payable in full by the Buyer to the Originators on the date such Receivable came into existence, and payment of such Purchase Price shall be made as provided in this Section 1.1(c), final settlement of the Purchase Price between the Buyer and the Originators shall be effected on a monthly basis on each Settlement Date with respect to all Receivables coming into existence during the calendar month preceding such Settlement Date and based on the information contained in the Monthly Report delivered by the Servicer pursuant to the Purchase Agreement for the calendar month then most recently ended. On each Settlement Date, the Buyer and the Originators shall cause a reconciliation to be made in respect of all purchases that shall have been made during the calendar month then most recently ended. Although settlement shall be effected on Settlement Dates, any net increase or decrease in the amount owing under each Subordinated Note made pursuant to this Section 1.1(c) shall be deemed to have occurred and shall be effective as of the last Business Day of the calendar month to which such settlement relates.

(c)    Ownership of Receivables and Related Security. It is the intention of the parties hereto that the Purchase of Receivables made hereunder shall constitute a sale of “accounts” (as such term is used in Article 9 of the UCC), which sale is absolute and irrevocable and provides Buyer with the full benefits of ownership of the Receivables. Except for the Purchase Price Credits owed pursuant to Section 1.3, each sale of Receivables hereunder is made without recourse to any Originator; provided, however, that (i) each Originator shall be liable to Buyer for all representations, warranties and covenants made by such Originator pursuant to the terms of the Transaction Documents to which such Originator is a party, and (ii) such sale does not constitute and is not intended to result in an assumption by Buyer or any assignee thereof of any obligation of the applicable Originator or any other Person arising in connection with the Receivables, the related Contracts and/or other Related Security or any other obligations of such Originator. In view of the intention of the parties hereto that the Purchase of Receivables made hereunder shall constitute a sale of such Receivables rather than loans secured thereby, each Originator agrees that it will, on or prior to the date hereof and in accordance with Section 4.1(e)(ii), mark its master data processing records relating to the Receivables with a legend acceptable to Buyer and to the Administrative Agent (as Buyer’s assignee), evidencing that Buyer has purchased such Receivables as provided in this Agreement (or, if any master data processing records cannot be marked with a legend, mark the related physical records with such a stamped legend no less frequently than monthly) and to note in its financial statements that its Receivables have been sold to Buyer. Each Originator will execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect and maintain the perfection of Buyer’s ownership interest in the Receivables and the Related Security and Collections with respect thereto, or as Buyer or the Administrative Agent (as Buyer’s assignee) may reasonably request.
Section 1.2    Collections.
(a)    The Servicer shall apply all Collections released to the Buyer pursuant to the Purchase Agreement and all amounts paid by the Originators pursuant to Section 1.3 hereof (i) first, to pay the Purchase Price then owing by the Buyer hereunder on such date, (ii) second, if such date is a Settlement Date, to pay the accrued and unpaid interest on the Subordinated Loan for the most recently ended calendar month (as provided in Section 1.2(c)), and (iii) third, to prepay in whole or in part the principal amount of the Subordinated Loan. The Servicer shall, on or before each Settlement Date, deposit into an account of the Buyer or the Buyer’s assignee all remaining Collections of Receivables (if any) then held by the Servicer (but only to the extent such Collections have not been previously applied to purchase new Receivables hereunder or to pay the Subordinated Loan).
(b)    In the event that the Originators believe that collections which are not Collections of Receivables have been deposited into an account of the Buyer or the Buyer’s assignee, the Originators shall so advise the Buyer and, on the Business Day following such identification to the Buyer’s reasonable satisfaction, the Originators shall instruct the Servicer to remit such collections to the Originators.
(c)    On each Settlement Date, the Buyer shall, to the extent Collections are available for such purpose under the Purchase Agreement and are not required to pay the

Purchase Price for any Receivables purchased hereunder, pay to the Originators accrued interest on the Subordinated Loan; provided that each such payment shall be made solely from (i) Collections of Receivables after all other amounts then due from the Buyer under the Purchase Agreement have been paid in full and all amounts then required to be set aside by the Buyer or the Servicer under the Purchase Agreement have been so set aside or (ii) excess cash flow from operations of the Buyer which is not required to be applied to the payment of any Obligations; and provided, further that no such payment shall be made at any time when an “Event of Termination” (as defined in the Purchase Agreement) shall have occurred and be continuing. At such time following the Sale Termination Date when all Obligations shall have been paid in full, the Buyer shall apply all Collections of Receivables received by the Buyer pursuant to Section 1.2(a) (and not previously distributed) first to the payment of accrued interest on the Subordinated Loan, and then to the reduction of the principal amount of the Subordinated Loan, in each case, allocated among the Originators in the Buyer’s sole discretion.
Section 1.3    Purchase Price Credit Adjustments. If on any day:
(a)    the Outstanding Balance of a Receivable is:
(i)    reduced as a result of any defective or rejected goods or services, any discount or any adjustment or otherwise by the applicable Originator (other than cash Collections on account of the Receivables),
(ii)    reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), or
(b)    any of the representations and warranties set forth in Article II were not true and correct with respect to any Receivable on the date it was sold hereunder, then, in such event, Buyer shall be entitled to a credit (each, a “Purchase Price Credit”) against the Purchase Price otherwise payable hereunder in an amount equal to the amount of such reduction or cancellation in the case of clause (a) or the Outstanding Balance of such Receivable in the case of clause (b). If such Purchase Price Credit exceeds the Original Balance of the Receivables being sold by the applicable Originator on any day, then such Originator shall pay the remaining amount of such Purchase Price Credit in cash promptly thereafter, provided that if the Sale Termination Date has not occurred, the applicable Originator shall be allowed to deduct the remaining amount of such Purchase Price Credit from any indebtedness owed to it under the Subordinated Note to the extent permitted thereunder.
Section 1.4    Payments and Computations, Etc. All amounts to be paid or deposited by Buyer hereunder shall be paid or deposited in accordance with the terms hereof on the day when due in immediately available funds to the account of the applicable Originator designated from time to time by such Originator or as otherwise directed by such Originator. In the event that any payment owed by any Person hereunder becomes due on a day that is not a Business Day, then such payment shall be made on the next succeeding Business Day. If any Person fails to pay any amount hereunder when due, such Person agrees to pay, on demand, the Default Fee in respect thereof until paid in full; provided, however, that such Default Fee shall not at any time exceed the maximum rate permitted by applicable law. All computations of interest payable hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.
Section 1.5    Transfer of Records.
(a)    In connection with the Purchase of Receivables hereunder, each Originator hereby sells, transfers, assigns and otherwise conveys to Buyer all of such Originator’s right and title to and interest in the Records (other than Contracts) and other Related Security relating to all of its Receivables sold hereunder and all rights (with respect to enforcement or otherwise) under the Contracts relating to all of its Receivables sold hereunder, without the need for any further documentation in connection with the Purchase. In connection with such transfer, each Originator hereby grants to each of Buyer, the Administrative Agent and the Servicer, an irrevocable, non-exclusive license to use, without royalty or payment of any kind, all software used by such Originator to account for the Receivables, to the extent necessary to administer the Receivables, whether such software is owned by such Originator or is owned by others and used by such Originator under license agreements with respect thereto, provided that should the consent of any licensor of such Originator to such grant of the license described herein be required, such Originator hereby agrees that upon the request of Buyer (or the Administrative Agent as Buyer’s assignee), such Originator will use its reasonable efforts to obtain the consent of such third-party licensor and provided further that none of the Buyer, the Administrative Agent or the Servicer shall exercise its rights to such license until after the occurrence of an Amortization Event. The license granted hereby shall be irrevocable, and shall terminate on the date this Agreement terminates in accordance with its terms. Upon the termination of this Agreement any such software used by the Buyer, the Administrative Agent or the Servicer during the term of this Agreement shall be returned to the applicable Originator.
(b)    Each Originator (i) shall take all action that may be necessary or appropriate to ensure that Buyer and its assigns under the Purchase Agreement have an enforceable ownership interest in the Records and other Related Security relating to the Receivables purchased from such Originator hereunder, and (ii) shall use its reasonable efforts to ensure that Buyer, the Administrative Agent and the Servicer each has an enforceable right (whether by license or sublicense or otherwise) to use all of the computer software used to account for the Receivables and/or to recreate such Records, including, without limitation, any such action reasonably requested by the Buyer and/or the Administrative Agent (as the Buyer’s assignee) from time to time hereafter.
Section 1.6    Characterization. (a) If, notwithstanding the intention of the parties expressed in Section 1.1(c), any sale or contribution by any Originator to Buyer of Receivables hereunder shall be characterized by a court of competent jurisdiction as a secured loan and not a sale (a “Recharacterization”), or such sale shall for any reason be ineffective or unenforceable, then this Agreement is and shall be deemed, as of the date hereof, to constitute a security agreement under the UCC and other applicable law. For this purpose and without being in derogation of the parties’ intention that the sale of Receivables hereunder shall constitute a true sale thereof, each Originator hereby grants to Buyer a security interest in all of such Originator’s right, title and interest in, to and under the following assets, now existing or hereafter arising: (i) all Receivables originated by it, (ii) the Collections, (iii) each Lock-Box,

(iv) each Collection Account, (v) all Related Security, (vi) all other rights and payments relating to such Receivables, (vii) all proceeds of any of the foregoing, and (viii) all other assets in which the Buyer has acquired, may hereafter acquire and/or purports to have acquired an interest hereunder, to secure the prompt and complete payment of a loan (in the event that any sale or contribution hereunder is characterized as a secured loan) deemed to have been made in an amount equal to the Purchase Price of the Receivables together with all other obligations of Originator hereunder, which security interest shall be prior to all other Adverse Claims thereto. After the occurrence of an Termination Event, Buyer and its assigns shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided to a secured creditor after default under the UCC and other applicable law, which rights and remedies shall be cumulative. Each Originator hereby authorizes the Buyer (or its assigns), within the meaning of Section 9-509 of any applicable enactment of the UCC, as secured party, to file, without the signature of the debtor, the UCC financing statements contemplated hereby. In the case of any Recharacterization, each of the Originators and the Buyer represents and warrants as to itself that each remittance of Collections by such Originator to the Buyer will have been (i) in payment of a debt incurred by such Originator in the ordinary course of business or financial affairs of such Originator and the Buyer and (ii) made in the ordinary course of business or financial affairs of such Originator and the Buyer.

    (b)    Each Originator acknowledges that Buyer, pursuant to the Purchase Agreement, shall assign to the Administrative Agent, for the benefit of the Administrative Agent and the Purchasers thereunder, all of its rights, remedies, powers and privileges under this Agreement and that the Administrative Agent may further assign such rights, remedies, powers and privileges to the extent permitted by the Purchase Agreement. Each Originator agrees that the Administrative Agent, as the assignee of the Buyer, shall, subject to the terms of the Purchase Agreement, have the right to enforce this Agreement and to exercise directly all of Buyer’s rights and remedies under this Agreement (including, without limitation, the right to give or withhold any consents or approvals of Buyer to be given or withheld hereunder, and, in any case without regard to whether specific reference is made to Buyer’s assigns in the provisions of this Agreement which set forth such rights and remedies) and each Originator agrees to cooperate fully with the Administrative Agent and the Purchasers in the exercise of such rights and remedies. Each Originator further agrees to give to the Administrative Agent copies of all notices it is required to give to Buyer hereunder.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1    Representations and Warranties of Originators. Each Originator hereby represents and warrants, as to itself, to Buyer that:
(a)    Corporate Existence and Power. It is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its state of organization, and is duly qualified to do business and is in good standing as a foreign entity, and has and holds all power, corporate or otherwise, and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted, other than those qualifications, good standings, licenses, authorizations, consents and approvals the absence of which would not reasonably have a Material Adverse Effect.
(b)    Power and Authority; Due Authorization Execution and Delivery. The execution and delivery by such Originator of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and, such Originator’s use of the proceeds of the Purchase made hereunder, are within its powers and authority, corporate or otherwise, and have been duly authorized by all necessary action, corporate or otherwise, on its part. This Agreement and each other Transaction Document to which such Originator is a party has been duly executed and delivered by such Originator.
(c)    No Conflict. The execution and delivery by such Originator of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its certificate or articles of incorporation, by‑laws or limited partnership agreement (or equivalent organizational documents), (ii) any law, rule or regulation applicable to it other than any contravention or violation which would not reasonably have a Material Adverse Effect, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound other than any contravention or violation which would not reasonably have a Material Adverse, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property other than any contravention or violation which would not reasonably have a Material Adverse Effect, and do not result in the creation or imposition of any Adverse Claim on any assets of such Originator or its Subsidiaries (except as created hereunder); and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.
(d)    Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Originator of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder in its capacity as Originator.
(e)    Actions, Suits. Other than as disclosed on Schedule A, there are no actions, suits or proceedings pending, or to the best of such Originator’s knowledge, threatened, against or affecting such Originator, or any of its properties, in or before any court, arbitrator or other body, that would reasonably be expected to have a Material Adverse Effect. Such Originator is not in default with respect to any order of any court, arbitrator or governmental body applicable to it or its properties other than defaults which would not reasonably be expected to have a Material Adverse Effect.
(f)    Binding Effect. This Agreement and each other Transaction Document to which such Originator is a party constitute the legal, valid and binding obligations of such Originator enforceable against such Originator in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(g)    Accuracy of Information. All information heretofore furnished by such Originator or any of its Affiliates to Buyer (or its assigns) for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by such Originator or any of its Affiliates to Buyer (or its assigns) will be, true and accurate in every material respect on the date such information is stated or certified and does not and, when considered as a whole, will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading under the circumstances in which made.
(h)    Use of Proceeds. No proceeds of the Purchase hereunder will be used (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.
(i)    Good Title. At the time each Receivable originated by it came into existence, such Originator shall be the legal and beneficial owner of each such Receivable and Related Security with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents.
(j)    Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to transfer to Buyer (and Buyer shall acquire from such Originator) legal and equitable title to, with the right to sell and encumber each Receivable originated by it existing and hereafter arising, together with the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, except as created by the Transactions Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer’s ownership interest in the Receivables, the Related Security and the Collections. None of the Contracts or Invoices constitute “chattel paper” or “instruments” within the meaning of Section 9-102 of the UCC of any applicable jurisdiction.
(k)    Places of Business. The principal places of business and chief executive office of such Originator and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit II or such other locations of which Buyer has been notified in accordance with Section 4.2(a) in jurisdictions where all action required by Section 4.2(a) has been taken and completed. Such Originator’s Federal Employer Identification Number and sole jurisdiction of organization is correctly set forth on Exhibit II.
(l)    Collections. The conditions and requirements set forth in Section 4.1(i) have at all times been satisfied and duly performed in all material respects. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts at each Collection Bank and the post office box number of each Lock-Box are listed on Exhibit III.
(m)    Material Adverse Effect. Since December 31, 2011 no event has occurred that would have a Material Adverse Effect.
(n)    Names. In the past five (5) years, such Originator has not used any corporate names, trade names or assumed names other than the name in which such Originator has executed this Agreement.

(o)    Ownership of Buyer. LKQ owns, directly or indirectly, 100% of the issued and outstanding membership interests of Buyer, free and clear of any Adverse Claim. Such membership units are validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire membership units or other securities of Buyer.
(p)    Not an Investment Company. Such Originator is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.
(q)    Compliance with Law. Such Originator has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where a failure to so comply would not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract and Invoice related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), unless such contravention would not reasonably be expected to have a Material Adverse Effect. No part of such Contract or Invoice is in violation of any such law, rule or regulation, except where such violation would not reasonably be expected to have a Material Adverse Effect.
(r)    Compliance with Credit and Collection Policy. Such Originator has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract and Invoice, and has not made any change to such Credit and Collection Policy, other than as permitted under Section 4.2(c) and in compliance with the notification requirements in Section 4.1(a)(vii).
(s)    Payments to Originators. With respect to each Receivable originated by it and transferred to Buyer hereunder and prior to the date hereof, the Purchase Price received by such Originator constitutes reasonably equivalent value in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by such Originator of any Receivable hereunder or prior to the date hereof is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.
(t)    Enforceability of Invoice. Each Invoice with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(u)    Eligible Receivables. Each Receivable included in the Net Receivables Balance as an Eligible Receivable on the date it came into existence was an Eligible Receivable on such date.
(v)    Accounting. The manner in which such Originator accounts for the transactions contemplated by this Agreement does not jeopardize the true sale analysis.

(w)    No Adverse Selection. To the extent that such Originator has retained Receivables that would be Eligible Receivables but which have not been transferred to Buyer hereunder, such Originator has not selected those Receivables to be transferred hereunder in any manner that materially adversely affects Buyer.
(x)    Compliance with Representations. On and as of the date of each Purchase, such Originator hereby represents and warrants that all of the other representations and warranties set forth in this Article II are true and correct on and as of each such date (and after giving effect to all Receivables in existence on each such date) as though made on and as of each such date.
ARTICLE III
CONDITIONS OF PURCHASE

Section 3.1    Conditions Precedent to Purchase. The initial Purchase under this Agreement is subject to the conditions precedent that (a) Buyer shall have received on or before the date of such purchase those documents listed on Schedule B and (b) all of the conditions to the initial purchase under the Purchase Agreement shall have been satisfied or waived in accordance with the terms thereof.
Section 3.2    Conditions Precedent to Subsequent Payments. Buyer’s obligation to pay for Receivables coming into existence after the Initial Cutoff Date shall be subject to the further conditions precedent that (a) the Sale Termination Date shall not have occurred; and (b) Buyer (or its assigns) shall have received such other approvals, opinions or documents as it may reasonably request. Each Originator represents and warrants that the representations and warranties set forth in Article II are true and correct on and as of the date each Receivable came into existence as though made on and as of such date.
ARTICLE IV
COVENANTS

Section 4.1    Affirmative Covenants of Originators. Until the date on which this Agreement terminates in accordance with its terms, each Originator hereby covenants, as to itself, as set forth below:
(a)    Reporting. Such Originator will maintain, for itself and each of its respective Subsidiaries, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish or cause to be furnished to Buyer and its assigns (or, in the case of any of the following reporting requirements which are publicly available via EDGAR or on LKQ’s website at http://www.lkqcorp.com, notify the Buyer, the Administrative Agent and each Managing Agent that such reporting requirement is so available):
(i)    Annual Reporting. Within 90 days after the close of each of its respective fiscal years, a copy of the audited consolidated balance sheet of LKQ and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing.
(ii)    Quarterly Reporting. Within 45 days after the close of the first three (3) quarterly periods of each of its respective fiscal years, unaudited consolidated balance sheet of LKQ and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by an Authorized Officer as fairly presenting in all material respects the financial condition of LKQ and its consolidated Subsidiaries during such period (subject to normal year end audit adjustments).
(iii)    Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit IV signed by an Authorized Officer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.
(iv)    Shareholders Statements and Reports. Promptly upon the furnishing thereof to the shareholders of LKQ or such Originator, copies of all financial statements, reports and proxy statements so furnished.
(v)    S.E.C. Filings. Promptly upon the filing thereof, copies of all registration statements and reports which such Originator or any of its Subsidiaries files with the Securities and Exchange Commission.
(vi)    Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than Buyer, the Administrative Agent or any Managing Agent, copies of the same.
(vii)    Change in Credit and Collection Policy. At least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice indicating such change or amendment.
(viii)    Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the condition or operations, financial or otherwise, of such Originator as Buyer (or its assigns) may from time to time reasonably request in order to protect the interests of Buyer (and its assigns) under or as contemplated by this Agreement.
(b)    Notices. Such Originator will notify the Buyer (and its assigns) in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i)    Termination Events or Potential Termination Events. The occurrence of each Termination Event and each Potential Termination Event, by a statement of an Authorized Officer of such Originator.
(ii)    Material Adverse Effect. The occurrence of any event or condition that has, or could reasonably be expected to have, a Material Adverse Effect.
(iii)    Defaults Under Other Agreements. The occurrence of a default or an event of default under any other material financing arrangement pursuant to which such Originator is a debtor or an obligor.
(iv)    Downgrade of LKQ. Any downgrade in the rating of any Indebtedness of LKQ by Standard and Poor’s Ratings Group or by Moody’s Investors Service, Inc., setting forth the Indebtedness affected and the nature of such change.
(c)    Compliance with Laws and Preservation of Corporate Existence. Such Originator will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject. Such Originator will preserve and maintain its corporate or partnership existence, as the case may be, rights, franchises and privileges in the jurisdiction of its organization and qualify and remain qualified in good standing as a foreign entity in each jurisdiction where its business is conducted.
(d)    Audits. Such Originator will furnish to Buyer (and its assigns) from time to time such information with respect to it and the Receivables as Buyer (or its assigns) may reasonably request. Such Originator will, from time to time during regular business hours as requested by Buyer (or its assigns), upon reasonable notice and at the sole cost of such Originator, permit Buyer (and its assigns) or their respective agents or representatives, (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Originator relating to its Receivables and the Related Security, including, without limitation, the related Contracts and Invoices, and (ii) to visit the offices and properties of such Originator for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Originator’s financial condition or its Receivables and the Related Security or such Originator’s performance under any of the Transaction Documents or such Originator’s performance under the Contracts and Invoices and, in each case, with any of the officers or employees of such Originator having knowledge of such matters; provided that such Originator shall not be required to pay for the costs of such audit if (i) collectively, the Originators have paid the costs of at least one (1) other audit occurring during the twelve (12) month period immediately preceding such audit, (ii) no Termination Event has occurred and (iii) the results of the previous audits were acceptable to Buyer (or its assigns).
(e)    Keeping and Marking of Records and Books.
(i)    Such Originator will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing its Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables originated by it (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). Such Originator will give Buyer (and its assigns) notice of any material change in the administrative and operating procedures referred to in the previous sentence.
(ii)    Such Originator will (A) on or prior to the date hereof, mark its master data processing records and other books and records relating to its Receivables with a legend, acceptable to Buyer (and its assigns), describing Buyer’s ownership interests in such Receivables and further describing the further sale of such Receivables to the Administrative Agent (on behalf of the Purchasers) under the Purchase Agreement (or, if any master data processing records cannot be marked with a legend, mark the related physical records with such a stamped legend no less frequently than monthly) and (B) upon the request of Buyer (or its assigns) at any time following the occurrence of an Amortization Event under the Purchase Agreement, (x) mark each Invoice which constitutes chattel paper or an instrument related to its Receivables with a legend describing Buyer’s ownership interests in its Receivables and further describing the further sale of such Receivables to the Administrative Agent (on behalf of the Purchasers) and (y) deliver to Buyer (or its assigns) copies of all Contracts and Invoices (including, without limitation, all multiple originals of any such Contract and Invoice which constitutes chattel paper or an instrument) relating to its Receivables.
(f)    Compliance with Contracts and Credit and Collection Policy. Such Originator will timely and fully (i) perform and comply with all provisions, covenants and other promises required to be observed by it under the applicable Contracts related to its Receivables, and (ii) comply in all respects with the Credit and Collection Policy in regard to each such Receivable and the related Contract and Invoice. Such Originator will pay when due any taxes payable in connection with its Receivables, exclusive of taxes on or measured by income or gross receipts of Buyer and its assigns.
(g)    Ownership. Such Originator will take all necessary action to establish and maintain, irrevocably in Buyer, legal and equitable title to the Receivables originated by it, and the Related Security and the Collections with respect thereto, free and clear of any Adverse Claims other than Adverse Claims in favor of Buyer (and its assigns), (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer’s interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of Buyer as Buyer (or its assigns) may reasonably request).
(h)    Purchasers’ Reliance. Such Originator acknowledges that the Administrative Agent and the Purchasers are entering into the transactions contemplated by the Purchase Agreement in reliance upon Buyer’s identity as a legal entity that is separate from such Originator and any Affiliates thereof. Therefore, from and after the date of execution and delivery of this Agreement, such Originator will take all reasonable steps including, without limitation, all steps that Buyer or any assignee of Buyer may from time to time reasonably request to maintain Buyer’s identity as a separate legal entity and to make it manifest to third parties that Buyer is an entity with assets and liabilities distinct from those of such Originator and any Affiliates thereof and not just a division of such Originator or Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, such Originator (i) will not hold itself out to third parties as liable for the debts of Buyer nor purport to own the Receivables and other assets acquired by Buyer, (ii) will take all other actions necessary on its part to ensure that Buyer is at all times in compliance with the covenants set forth in Section 7.1(i) of the Purchase Agreement and (iii) will cause all tax liabilities arising in connection with the transactions contemplated herein or otherwise to be allocated between such Originator and Buyer on an arm’s-length basis and in a manner consistent with the procedures set forth in U.S. Treasury Regulations §§1.1502-33(d) and 1.1552-1.
(i)    Collections. Such Originator will cause (1) all Collections to be remitted to either a Lock-Box or a Collection Account, (2) all proceeds from all Lock-Boxes to be directly deposited by a Collection Bank into a Collection Account and (3) each Lock-Box and Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect. In the event any payments relating to Receivables are remitted directly to such Originator or any Affiliate of such Originator, such Originator will remit (or will cause all such payments to be remitted) directly to a Collection Bank for deposit into a Collection Account within two (2) Business Days following receipt thereof and, at all times prior to such remittance, such Originator will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of Buyer and its assigns. Such Originator will transfer exclusive ownership, dominion and control of each Lock-Box and Collection Account owned by it to Buyer and, will not grant the right to take dominion and control of any Lock-Box or Collection Account at a future time or upon the occurrence of a future event to any Person, except to Buyer (and its assigns) as contemplated by this Agreement and the Purchase Agreement.
(j)    Taxes. Such Originator will file all tax returns and reports required by law to be filed by it and promptly pay all taxes and governmental charges at any time owing.
(k)    Insurance. Such Originator will maintain in effect, or cause to be maintained in effect, at such Originator’s own expense, such casualty and liability insurance as such Originator deems appropriate in its good faith business judgment.
Section 4.2    Negative Covenants of Originators. Until the date on which this Agreement terminates in accordance with its terms, each Originator hereby covenants, as to itself, that:
(a)    Name Change, Offices and Records. Such Originator will not change its name (within the meaning of Section 9-507(c) of any applicable enactment of the UCC) or its identity, corporate structure, jurisdiction of organization, or relocate its chief executive office or any office where Records are kept unless it shall have: (i) given the Buyer and the Administrative Agent at least thirty (30) days’ prior written notice thereof, (ii) delivered to the Buyer and the Administrative Agent all financing statements, instruments and other documents requested by the Buyer or the Administrative Agent in connection with such change so that Buyer and the Administrative Agent, for the benefit of itself and the Purchasers, continue to have a first priority, perfected ownership or security interest in the Receivables, the Related Security and any Collections thereon, and (iii) in the case of a change of the jurisdiction of organization, delivered to the Administrative Agent an opinion of counsel in form and substance satisfactory to the Administrative Agent, as to such organization and the applicable Originator's valid existence and good standing and the perfection and priority of the Buyer's and the Administrative Agent’s ownership or security interest in the Receivables, the Related Security and any Collections thereon.
(b)    Change in Payment Instructions to Obligors. Such Originator will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless Buyer (or its assigns) shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an executed Collection Account Agreement with respect to the new Collection Account or Lock-Box; provided, however, that such Originator may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account.
(c)    Modifications to Contracts, Invoices and Credit and Collection Policy. Such Originator will not amend, modify or otherwise make any change to the Credit and Collection Policy or any Contract or Invoice that could adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables. Except as otherwise permitted in its capacity as Servicer pursuant to Article VIII of the Purchase Agreement, LKQ will not extend, amend or otherwise modify the terms of any Receivable or any Invoice related thereto other than in accordance with the Credit and Collection Policy, other than with the prior written consent of the Buyer (and its assigns) in compliance with the notification requirements in Section 4.1(a)(vii).
(d)    Sales, Liens. Such Originator will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract or Invoice under which any Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of Buyer provided for herein), and such Originators will defend the right, title and interest of Buyer in, to and under any of the foregoing property, against all claims of third parties claiming through or under such Originator.
(e)    No Adverse Selection. To the extent that such Originator has retained Receivables that would be Eligible Receivables but which have not been transferred to Buyer hereunder, such Originator will not select those Receivables to be transferred hereunder in any manner that materially adversely affects Buyer.
(f)    Accounting for Purchase. Such Originator will not, and will not permit any Affiliate to, account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than the sale of its Receivables and the Related Security by such Originator to Buyer or in any other respect account for or treat the transactions contemplated hereby in any manner other than as a sale of such Receivables and the Related Security by such Originator to Buyer except to the extent that such transactions are not recognized on account of consolidated financial reporting in accordance with generally accepted accounting principles.

ARTICLE V
ADMINISTRATION AND COLLECTION

Section 5.1    Designation of Servicer. Buyer is acquiring the Receivables from the Originators with all of the associated rights and obligations, including the obligation to service the Receivables. LKQ has, however, been designated, and has agreed to act as Servicer (as defined in the Purchase Agreement) for Purchaser pursuant to the terms of the Purchase Agreement and to perform all of the duties and obligations of the Servicer set forth herein and in the Purchase Agreement with respect to the Receivables, Related Security related thereto and Collections thereof, and Buyer consents to such designation.
Section 5.2    Responsibilities of LKQ and Originators. Anything herein to the contrary notwithstanding, the exercise by Buyer (or its assignees) of its rights hereunder shall not release LKQ, as Servicer, or any Originator from any of their duties or obligations with respect to any Receivables or under the related Contracts or Invoices. Buyer shall not be obligated to perform the obligations of LKQ or either Originator, and so long as LKQ is Servicer under the Purchase Agreement or Section 5.3 of this Agreement, Buyer shall have no obligation or liability with respect to any Receivables or related Contracts or Invoices.
Section 5.3    Termination of Purchase Agreement. Upon termination of the Purchase Agreement for any reason, and if this Agreement shall not be terminated and shall remain in full force and effect, LKQ shall continue to be designated as, and hereby agrees to perform all of the duties and obligations of, Servicer for Buyer with respect to the Receivables, Related Security related thereto and Collections thereof, pursuant to the same terms and conditions as provided in Article VIII of the Purchase Agreement, which terms and conditions are hereby incorporated by reference (and modified as may be appropriate to conform to this Agreement). In consideration of LKQ’s agreement to perform such duties and obligations, Buyer agrees to pay over to LKQ a fee on the first calendar day of each month, in arrears for the immediately preceding month, equal to the actual servicing costs of the Servicer during such month plus 5% of such actual servicing costs, as compensation for its servicing activities.
ARTICLE VI
TERMINATION EVENTS

Section 6.1    Termination Events. The occurrence of any one or more of the following events shall constitute a Termination Event:
(a)    Any Originator shall fail (i) to make any payment or deposit required hereunder when due, (ii) to observe or perform any covenant set forth in Section 4.2 and such failure shall continue for two (2) consecutive Business Days or (iii) to perform or observe any term, covenant or agreement hereunder (other than as referred to in clauses (i) and (ii) of this paragraph (a)) or any other Transaction Document to which it is a party and such failure shall continue for fifteen (15) consecutive Business Days.
(b)    Any material representation, warranty, certification or statement made by any Originator in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect when made or deemed made.
(c)    Failure of any Originator or any of its respective Subsidiaries to pay any Indebtedness when due, which individually or together with other such Indebtedness as to which any such failures exists has an aggregate outstanding principal amount in excess of $50,000,000 (hereinafter, “Material Indebtedness”); or the default by any Originator or any of its respective Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any such Material Indebtedness of any Originator or any of its respective Subsidiaries shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.
(d)    (i) Any Originator or any of its respective Subsidiaries shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Originator or any of its respective Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or (ii) any Originator or any of its respective Subsidiaries shall take any corporate action to authorize any of the actions set forth in the foregoing clause (i) of this subsection (d).
(e)    One or more final judgments for the payment of money in any amount of $50,000,000 or more individually or in the aggregate, shall be entered against any Originator or any of their respective Subsidiaries on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for forty-five (45) consecutive days without a stay of execution.
Section 6.2    Remedies. Upon the occurrence and during the continuation of a Termination Event, Buyer may take any of the following actions: (i) declare the Sale Termination Date to have occurred, whereupon the Sale Termination Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by Originators and (ii) to the fullest extent permitted by applicable law, declare that the Default Fee shall accrue with respect to any amounts then due and owing by any Originators to Buyer. The aforementioned rights and remedies shall be in addition to all other rights and remedies of Buyer and its assigns available under this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE VII

INDEMNIFICATION

Section 7.1    Indemnities by Originators. Without limiting any other rights that Buyer may have hereunder or under applicable law, each Originator, jointly and severally, hereby agrees to indemnify Buyer and its assigns, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of Buyer) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by Buyer of an interest in the Receivables, excluding, however:
(i)    Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;
(ii)    Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or
(iii)    taxes imposed by the United States, by the jurisdiction in which such Indemnified Party’s principal executive office is located, or by any other jurisdiction where such Indemnified Party has established a taxable nexus other than in connection with the transactions contemplated by this Agreement, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the Intended Characterization, but not including any such taxes resulting from the adoption after the date hereof of any law or any amendment or change in the interpretation of any existing or future law that subjects such Indemnified Party to taxes that would not be imposed by any law or the interpretation thereof existing on the date hereof (except for changes in the rate of such taxes);
provided, however, that nothing contained in this sentence shall limit the liability of Originators or limit the recourse of Buyer to Originators for amounts otherwise specifically provided to be paid by Originators under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, each Originator shall, jointly and severally, indemnify the Indemnified Parties for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to Originator) relating to or resulting from:
(i)    any representation or warranty made by such Originator (or any officers of such Originator) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by such Originator pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(ii)    the failure by such Originator, to comply with any applicable law, rule or regulation with respect to any Receivable, Contract or Invoice related thereto, or the nonconformity of any Receivable, Contract or Invoice included therein with any such applicable law, rule or regulation or any failure of such Originator to keep or perform any of its obligations, express or implied, with respect to any Contract or Invoice;
(iii)    any failure of such Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;
(iv)    any products liability or similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract, Invoice or any Receivable;
(v)    any dispute, claim, offset or defense (other than discharge in bankruptcy or similar proceeding of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Invoice or Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms, other than as a result of bankruptcy or other similar proceeding), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;
(vi)    the commingling of Collections of Receivables at any time with other funds;
(vii)    any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of a Purchase, the ownership of the Receivables or any other investigation, litigation or proceeding relating to such Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;
(viii)    any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;
(ix)    any Termination Event described in Section 6.1(d);
(x)    any failure to vest and maintain vested in Buyer, or to transfer to Buyer, legal and equitable title to, and ownership of, the Receivables, the Related Security and the Collections, free and clear of any Adverse Claim;
(xi)    the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws;

(xii)    any action or omission by such Originator which reduces or impairs the rights of Buyer with respect to any Receivable or the value of any such Receivable; and
(xiii)    any attempt by any Person to void the Purchase (or contribution) hereunder under statutory provisions or common law or equitable action.
Section 7.2    Other Costs and Expenses. Originators shall pay to Buyer on demand all costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder. Originators shall pay to Buyer on demand any and all costs and expenses of Buyer, if any, including reasonable outside counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following a Termination Event.
ARTICLE VIII
MISCELLANEOUS

Section 8.1    Waivers and Amendments.
(a)    No failure or delay on the part of Buyer (or its assigns) in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.
(b)    No provision of this Agreement may be amended, supplemented, modified or waived except in writing signed by each Originator, the Buyer and, so long as the Purchase Agreement is in effect, the Administrative Agent and each the Managing Agent.
Section 8.2    Notices. Except as provided below, all communications and notices provided for hereunder shall be in writing (including bank wire or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or facsimile number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (i) if given by telecopy, upon the receipt thereof, (ii) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (iii) if given by any other means, when received at the address specified in this Section 8.2.
Section 8.3    Protection of Ownership Interests of Buyer.
(a) Each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that Buyer (or its assigns) may request, to perfect, protect or more fully evidence the sale of the Receivables and the Collections and Related Security therefor, or to enable Buyer (or its assigns) to exercise and enforce their rights and remedies hereunder. At any time after the occurrence of an Amortization Event under the Purchase Agreement, Buyer (or its assigns) may, at the applicable Originator’s sole cost and expense, direct such Originator to notify the Obligors of Receivables originated by such Originator of the ownership interests of Buyer under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to Buyer or its designee. Such Originator shall, at the request of Buyer (or its assigns) withhold the identity of Buyer in any such notification.
(b)    If any Originator fails to perform any of its obligations hereunder, Buyer (or its assigns) may (but shall not be required to) perform, or cause performance of, such obligation, and Buyer’s (or such assigns’) costs and expenses incurred in connection therewith shall be payable by the applicable Originator as provided in Section 7.2. Each Originator irrevocably authorizes Buyer (and its assigns) at any time and from time to time in the sole discretion of Buyer (or its assigns), and appoints Buyer (and its assigns) as its attorney(es)-in-fact, to act on behalf of such Originator (i) to execute on behalf of such Originator as debtor and to file financing statements necessary or desirable in Buyer’s (or its assigns’) sole discretion to perfect and to maintain the perfection and priority of the interest of Buyer in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as Buyer (or its assigns) in their sole discretion deem necessary or desirable to perfect and to maintain the perfection and priority of Buyer’s interests in the Receivables. This appointment is coupled with an interest and is irrevocable.
Section 8.4    Confidentiality.
(a)    Each Originator shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential proprietary information with respect to the Administrative Agent, the Managing Agents and the Purchasers and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that (i) such Originator and its officers and employees may disclose such information to such Originator’s accountants and attorneys and as required by any applicable law or order of any judicial or administrative proceeding, including, without limitation, any public disclosures and filings required by applicable law, (ii) such Originator and its officers and employees may disclose the Transaction Documents, other than the Fee Letter (or any information contained in the Fee Letter that may also be contained in any other Transaction Document), to any institution providing financial services to such Originator, pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Administrative Agent (as assignee of Buyer), and (iii) such Originator and its officers and employees may disclose such information required to be disclosed hereunder (for example, the filing of UCC financing statements), and (iv) such Originator and its officers and employees may disclose such information necessary to be disclosed to enforce its rights under the Transaction Documents or to perform or defend its obligations under the Transaction Documents.

(b)    Anything herein to the contrary notwithstanding, but subject to the proviso in the last sentence of this clause (b), each Originator hereby consents to the disclosure of any nonpublic information with respect to it (i) to Buyer, the Administrative Agent, the Managing Agents or the Purchasers by each other, (ii) by Buyer, the Administrative Agent, the Managing Agents or the Purchasers to any prospective or actual assignee or participant of any of them or (iii) by the Administrative Agent, any Managing Agent, or any Purchaser to any rating agency, Commercial Paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to its related Conduit or Related CP Issuer or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which any Managing Agent acts as the administrative agent and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing. In addition, the Purchasers, the Managing Agents and the Administrative Agent may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law), provided that each of the Administrative Agent, each Managing Agent and each Purchaser shall provide an acknowledgement that information furnished to it pursuant to this Agreement and the other Transaction Documents may include material non-public information concerning the Originators or their respective securities, and shall confirm that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including federal and state securities laws.
Section 8.5    Bankruptcy Petition. Each Originator and Buyer each hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior Indebtedness of each Conduit, it will not institute against, or join any other Person in instituting against, such Conduit, as applicable, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.
Section 8.6    CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.
Section 8.7    CONSENT TO JURISDICTION. EACH ORIGINATOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH ORIGINATOR PURSUANT TO THIS AGREEMENT AND SUCH ORIGINATOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF BUYER (OR ITS ASSIGNS) TO BRING PROCEEDINGS AGAINST ANY ORIGINATOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL

PROCEEDING BY ANY ORIGINATOR AGAINST BUYER (OR ITS ASSIGNS) OR ANY AFFILIATE THEREOF INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH ORIGINATOR PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.
Section 8.8    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.
Section 8.9    Integration; Binding Effect; Survival of Terms.
(a)    This Agreement, the Subordinated Notes and each Collection Account Agreement contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.
(b)    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Originator pursuant to Article II, (ii) the indemnification and payment provisions of Article VII, and Section 8.5 shall be continuing and shall survive any termination of this Agreement.
Section 8.10    Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.
Section 8.11    Joinder of Originators. Subject to the approval of the Administrative Agent, any wholly-owned domestic Subsidiary of LKQ may become an Originator hereunder by entering into a Joinder Agreement with Buyer. From and after the effective date of such Joinder Agreement, subject to the terms and conditions set forth therein, and upon the Administrative Agent’s receipt of each other agreement, document, lien search report, financing statement, opinion and certificate requested by the Administrative Agent, such Subsidiary shall become a party hereto as an Originator, entitled to the rights and subject to the obligations of an Originator hereunder.
Section 8.12    Subordination.  (a) The Originators agree that any indebtedness, obligation or claim it may from time to time hold or otherwise have (including, without limitation, any obligation or claim in respect of the Subordinated Loans) against the Buyer or any assets or properties of the Buyer, whether arising hereunder or otherwise existing, shall be subordinate in right of payment to the prior payment in full of all Obligations; provided, however, that so long as no “Event of Termination” (as defined in the Purchase Agreement) has occurred and is continuing, the Originators may accept payments of any such obligations. In addition, the Originators acknowledge the subordination provisions set forth in the promissory note evidencing the Subordinated Loans (the “Subordinated Note”), the form of which is attached hereto as Exhibit VII, and agrees to be bound thereby. The subordination provisions contained herein and in such promissory note are for the direct benefit of, and may be enforced by, each of the Persons to whom Obligations are owed.
(b) Except as otherwise provided herein, the obligations and liabilities of the Originators under this Agreement and the other Transaction Documents (collectively, the “Originator Obligations”) shall not be subject to deduction of any kind or type, except by payment in full of the amount thereof in accordance with the terms thereof. The Originators hereby waive any right it may now or at any time hereafter have to set-off against any Originator Obligation any obligation or liability from time to time owing by the Originators to the Buyer except as expressly set forth herein.
Section 8.13    Termination. Upon termination of the Purchase Agreement for any reason and if this Agreement is not terminated, all references herein to, and all provisions herein related to, the Purchase Agreement, the Conduits, the Managing Agents, the Financial Institutions, the Purchasers, the Administrative Agent, the Collection Accounts, the Lock Box Accounts and other terms specific to the Purchase Agreement, shall be of no further effect, except such provisions as the Originators and Buyer may continue in effect, delete or amend in an amendment to this Agreement upon such termination of the Purchase Agreement. If Buyer thereafter enters into agreements to sell Receivables to other purchasers, the Originators agree to amend this Agreement accordingly on terms similar to those herein relating to the Purchase Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first set forth herein.
KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

By:    /s/ JOHN S. QUINN
Name: John S. Quinn
Title: VP and CFO

Address:    500 West Madison Street
Suite 2800
Chicago, Illinois 60661
Attention: Manager Kyle Treat
Fax: 866-669-2811

GREENLEAF AUTO RECYCLERS, LLC
By:    /s/ JOHN S. QUINN
Name: John S. Quinn
Title: VP and CFO
Address:    500 West Madison Street
Suite 2800
Chicago, Illinois 60661
Attention: Manager Kyle Treat
Fax: 866-669-2811

Signature Page to
Receivables Sale Agreement

LKQ RECEIVABLES FINANCE COMPANY, LLC

By:    /s/ JOHN S. QUINN
Name: John S. Quinn
Title: VP and CFO

Address:    500 West Madison Street
Suite 2800
Chicago, Illinois 60661
Attention: Manager Kyle Treat
Fax: 866-669-2811

Exhibit I

Definitions

This is Exhibit I to the Agreement (as hereinafter defined). As used in the Agreement and the Exhibits, Schedules and Annexes thereto, capitalized terms have the meanings set forth in this Exhibit I (such meanings to be equally applicable to the singular and plural forms thereof). If a capitalized term is used in the Agreement, or any Exhibit, Schedule or Annex thereto, and not otherwise defined therein or in this Exhibit I, such term shall have the meaning assigned thereto in Exhibit I to the Purchase Agreement.
“Administrative Agent” has the meaning set forth in the Preliminary Statements to the Agreement.
“Agreement” means this Agreement.
“Authorized Officer” means, with respect to an Originator, its corporate controller, treasurer or chief financial officer.
“Base Rate” means a rate per annum equal to the corporate base rate, prime rate or base rate of interest, as applicable, announced by the Administrative Agent from time to time, changing when and as such rate changes.
“Business Day” means any day on which banks are not authorized or required to close in New York, New York and The Depository Trust Company of New York is open for business.
“Buyer” has the meaning set forth in the preamble to the Agreement.
“Calculation Period” means each calendar month or portion thereof which elapses during the term of the Agreement. The first Calculation Period shall commence on the date of the Purchase of Receivables hereunder and the final Calculation Period shall terminate on the Sale Termination Date.
“Change of Control” means (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding common stock of the Company; (ii) LKQ shall cease to own, free and clear of all Adverse Claims, directly or indirectly, all of the outstanding partnership interests, membership interests, voting stock or other ownership interests, as applicable, in any Originator or (iii) Keystone shall cease to own directly, free and clear of all Adverse Claims (other than liens on the equity interests of Buyer to secure the obligations of LKQ and its Subsidiaries under LKQ’s senior credit facilities), all of the outstanding shares of voting stock of the Buyer.

“Collection Account” means each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited and which is listed on Exhibit III.
“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all yield, Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.
“Contract” means, with respect to any Receivables, any and all instruments, agreements or other writings (other than the related Invoice) pursuant to which such Receivable arises or which evidences such Receivable.
“Credit and Collection Policy” means the Originators’ credit and collection policies and practices relating to Contracts, Invoices and Receivables existing on the date hereof and summarized in Exhibit V, as modified from time to time in accordance with the Agreement.
“Default Fee” means a per annum rate of interest equal to the sum of (i) the Base Rate, plus (ii) 2.0% per annum.
“Dilutions” means, at any time, the aggregate amount of reductions or cancellations described in Section 1.3(a) of the Agreement.
“Discount Factor” means a percentage calculated to provide Buyer with a reasonable return on its investment in the Receivables after taking account of (i) the time value of money based upon the anticipated dates of collection of the Receivables and the cost to Buyer of financing its investment in the Receivables during such period, (ii) the risk of nonpayment by the Obligors and (iii) the cost of servicing the Receivables. Originators and Buyer may agree from time to time to change the Discount Factor based on changes in one or more of the items affecting the calculation thereof, provided that any change to the Discount Factor shall take effect as of the commencement of a Calculation Period, shall apply only prospectively and shall not affect the Purchase Price payment in respect of Purchase which occurred during any Calculation Period ending prior to the Calculation Period during which Originators and Buyer agree to make such change.
“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as amended and any successor statute thereto.
“Finance Charges” means, with respect to a Receivable, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to the related Contract and Invoice.
“Indebtedness” has the meaning set forth in Exhibit XII to the Purchase Agreement.
“Intended Characterization” means, for income tax purposes, the characterization of the acquisition by the Purchasers of the Receivables Assets under the Purchase Agreement as

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a loan or loans by the Purchasers to Buyer secured by the Receivables, the Related Security and the Collections.
“Invoice” means, with respect to any Receivable, an invoice in substantially the form of one of the form invoices set forth on Exhibit VI hereto or otherwise approved by the Buyer (and its assigns) in writing.
“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit VIII hereto executed by a Subsidiary of LKQ and Buyer pursuant to Section 8.11 hereof.
“Lock-Box” means each locked postal box with respect to which a bank who has executed a Collection Account Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Exhibit III.
“LKQ” means LKQ Corporation, a Delaware corporation, together with its successor and permitted assigns.
“Material Adverse Effect” means a material adverse effect on (i) the financial condition or operations of any Originator and its respective Subsidiaries taken as a whole, (ii) the ability of any Originator to perform its respective obligations under the Agreement or any other Transaction Document, (iii) the legality, validity or enforceability of the Agreement or any other Transaction Document, (iv) the Buyer’s, the Administrative Agent’s, any Managing Agent’s or any Purchaser’s interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or the Collections with respect thereto, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables.
“Maximum Subordinated Loan Amount” means, on any date, the least of:
(A) an amount equal to the sum of (i) the aggregate Outstanding Balance of the Receivables at such time, minus (ii) the sum of (a) the aggregate Capital outstanding at such time, plus (b) the Aggregate Reserves minus (iii) than the aggregate outstanding principal balance of the Subordinated Loans (including the Subordinated Loans proposed to be made on such date); and
(B) the maximum Subordinated Loan that could be borrowed without rendering the Buyer’s Net Worth less than the Required Capital Amount.
For purposes of the calculation set forth in (B), the following terms have the following meanings:
“Buyer’s Net Worth” shall mean the excess, if any of (a) the aggregate Outstanding Balance of the Receivables at such time, over (b) the sum of:
(i) the aggregate Capital outstanding at such time, plus
(ii) the aggregate outstanding principal balance of the Subordinated Loans (including any Subordinated Loan proposed to be made on the date of determination), as

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calculated on the last Business Day of the Calculation Period preceding the date of determination.
“Obligor” means a Person obligated to make payments pursuant to a Contract and/or Invoice.
“Original Balance” means, with respect to any Receivable, the Outstanding Balance of such Receivable on the date it was purchased by Buyer.
“Originator” and “Originators” have the meanings set forth in the preamble to the Agreement.
“Potential Termination Event” means an event which, with the passage of time or the giving of notice, or both, would constitute a Termination Event.
“Purchase” means each purchase or receipt of a contribution pursuant to Section 1.1 of the Agreement by Buyer from the applicable Originator of the Receivables originated by such Originator, the Related Security and the Collections related thereto, together with all related rights in connection therewith.
“Purchase Agreement” has the meaning set forth in the Preliminary Statements to the Agreement.
“Purchase Price” means, with respect to any Purchase on any date, the aggregate price to be paid by Buyer to the applicable Originator for such Purchase in accordance with Section 1.2 of the Agreement for the Receivables, Collections and Related Security being sold to Buyer by such Originator on such date, which price shall equal (a) if the capital account of such Originator in Buyer is not being increased as consideration for such purchase, equal the product of (x) the Original Balance of such Receivables, multiplied by (y) one minus the Discount Factor then in effect and (b) if the capital account of such Originator in Buyer is being increased as consideration for such purchase, the Original Balance of such Receivables.
“Purchase Price Credit” has the meaning set forth in Section 1.3 of the Agreement.
“Purchaser” means any Conduit or a Financial Institution, as applicable.
“Receivable” means all indebtedness and other obligations owed to the applicable Originator (at the time it arises, and before giving effect to any transfer or conveyance under the Agreement or otherwise) or Buyer (after giving effect to the transfers under the Agreement or otherwise) or in which the Buyer or the applicable Originator has a security interest or other interest, including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods or the rendering of services by the applicable Originator and further includes, without limitation, the obligation to pay any Finance Charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual Invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other

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rights and obligations arising from any other transaction; provided further, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor or the applicable Originator treats such indebtedness, rights or obligations as a separate payment obligation. The term “Receivable” shall not include any Excluded Receivable.
“Records” means, with respect to any Receivable, all Contracts, Invoices, and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.
“Related Security” means, with respect to any Receivable:
(i)    all of the applicable Originator’s interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale, financing or lease of which by the applicable Originator gave rise to such Receivable, and all insurance contracts with respect thereto,
(ii)    all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,
(iii)    all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,
(iv)    all service contracts and other contracts and agreements associated with such Receivable,
(v)    all Records (other than Contracts) related to such Receivable and all rights (with respect to enforcement or otherwise) under the Contracts related to such Receivable, and
(vi)    all proceeds of any of the foregoing.
“Required Capital Amount” means as of any date of determination, an amount equal to three percent (3%) of the Purchase Limit under the Purchase Agreement at such time.
“Sale Termination Date” means the earliest to occur of (i) the date on which the Buyer or an Originator specifies upon at least 10 days’ written notice to the other parties hereto, (ii) the Business Day specified in a written notice from Buyer to Originators following the occurrence of any Termination Event, and (iii) the date on which the Buyer and the Originators mutually agree this Agreement shall terminate; provided, that in no event shall the Sale Termination Date occur prior to the date on which the Purchase Agreement terminates.

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“Settlement Date” means the third calendar day following each Monthly Reporting Date (or such other day as agreed to by the Buyer), or, if such day is not a Business Day, the next succeeding Business Day.
“Subordinated Loan” has the meaning set forth in Section 1.1(b)(iii) of the Agreement. The obligations of the Buyer in respect of Subordinated Loans shall be evidenced by the Subordinated Loan Notes.
“Subordinated Note” means a promissory note in substantially the form of Exhibit VII hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
“Termination Event” has the meaning set forth in Section 6.1 of the Agreement.
“Transaction Documents” means, collectively, this Agreement, each Collection Account Agreement, the Subordinated Notes and all other instruments, documents and agreements executed and delivered in connection herewith.
All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

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Table of Contents

Page

i

Table of Contents
(continued)
Page

ii

Exhibits and Schedules

EXHIBIT I	—	Definitions
EXHIBIT II	—	Principal Place of Business; Location(s) of Records; Federal Employer Identification Number; Other Names
EXHIBIT III	—	Lock-Boxes; Collection Accounts; Collection Banks
EXHIBIT IV	—	Form of Compliance Certificate
EXHIBIT V	—	Credit and Collection Policy
EXHIBIT VI	—	Forms of Invoice
EXHIBIT VII	—	Form of Subordinated Note
EXHIBIT VIII	—	Form of Joinder Agreement
SCHEDULE A	—	Pending Litigation
SCHEDULE B	—	List of Documents to Be Delivered to Buyer Prior to the Purchase

CHICAGO4 1045976v1 February 7, 2000 (02:32pm)